                                                                      EXHIBIT 21

The subsidiaries of Altron Incorporated are as follows:

NAMES                       JURISDICTION OF INCORPORATION
-----                       -----------------------------
Altron Systems Corporation          Massachusetts
Altron Securities
 Corporation                        Massachusetts

Such subsidiaries are wholly owned.